Exhibit 10.44

AIRCRAFT CHARTER AGREEMENT

THIS AIRCRAFT CHARTER AGREEMENT (this “Agreement”), dated as indicated below, is by and between Maine Aviation Aircraft Charter, LLC, a limited liability company organized and existing under the laws of the State of Maine (“Carrier”), and Set Jet, LLC, a limited liability company organized and existing under the laws of the State of Nevada, acting solely in its capacity as agent for the individual members of Set Jet who request air transportation (“Set Jet”). Set Jet hereby engages Carrier to provide charter transportation services to Set Jet (on behalf of its members), and Carrier hereby accepts such engagement, subject to the terms and conditions provided herein.

1.	Date of Charter Agreement:	August 30, 2021

2.	Set Jet:	Set Jet, not in its individual capacity but as agent for the individual Members of Set Jet, requesting the air transportation to be provided by Carrier pursuant to this Aircraft Charter Agreement.

3.	Term:	Commencing on the date the parties execute the Agreement and shall continue until such time that the requested Charter Flights reflected in Section 5 along with any additions or modifications have been Completed, but in no event for a period which exceeds five (5) years.

4.	Aircraft:	Bombardier Challenger 850 Serial Number: 7136 Registration Number: N949SJ Fifteen (15) Passenger Seats, Three (3) Crew Seats

5.	Charter Flight(s):

DATE	DEPARTURE AIRPORT	DEPARTURE TIME	ARRIVAL AIRPORT	ARRIVAL TIME
Refer to attached

Notwithstanding anything in this Agreement to the contrary, the parties agree that in accordance with this Agreement, additional Charter Flights may be requested by Set Jet and may be provided by Carrier upon Carrier receiving not less than two (2) hours prior written notice by Set Jet, subject to the Terms and Conditions herein, subject to the availability of the Aircraft and crew.

6.	Aircraft Invoicing:

Start-Up Costs:	$20,000
Start-Up Costs Payment Due Date:	Commencing on the date the parties execute the Agreement.
Advance Deposit (to be held on account):	$50,000
Monthly Fee:	$32,000
Quarterly Pilot Fee:	An amount equal to one fourth (I /4th) of the total sum of the following: (i) combined annual salaries for two (2) pilots; and (ii) annual cost of benefits package provided to the two (2) pilots based on the same benefits package offered to all other pilots employed by Carrier, as such are established by Carrier from time to time.
Quarterly Pilot Fee Due Date:	The Quarterly Pilot Fee will be due, in advance, commencing on the date that the first revenue generating flight is operated by Carrier for Set Jet and, in advance, quarterly thereafter. Such fees shall be paid by Set Jet to Carrier electronically (via ACH).
Per Flight Hour Fee:	$950 plus $555 per engine ($2060), until such time that each engine has been overhauled, at which point the Per Flight hour Fee will be reduced to $950 plus $275 per engine ($1500) or the actual cost per engine being charged by the manufacturer’s engine maintenance program at the time of use.
Per Flight Hour Advance Deposit (to be held on account):	$100,000
Per Flight Hour Fee Due Date:	Such Fees shall be paid by Set Jet to Agent electronically (via ACH) on or before the following Wednesday for the previous calendar week’s Charter Flights.

Per Flight Fee Due Date:	Such Fees shall be paid by Set Jet to Carrier electronically (via ACH) on or before the following Wednesday for the previous calendar week’s Charter Flights, provided that in such instances where Set Jet may pay for such airport or FBO fees (such as landing electronically (via ACH) on or before the following Wednesday for the previous calendar week’s Charter Flights, provided that in such instances where Set Jet may pay for such airport or FBO fees (such as landing fees, ramp fees, hangar fees, GPU or lav service fees etc.), which may be incurred in connection with each such Charter Flight directly (with each respective third-party provider), Set Jet will do so.
Additional Miscellaneous Costs:	Set Jet shall be solely responsible for any Additional Miscellaneous Costs including but not limited to any applicable Federal, State and Local taxes and other fees incurred in connection with this Agreement and such Charter Flights (such as landing fees, ramp fees, hangar fees, GPU or lav service fees, overnight, per diem and transportation costs for crew and Carrier administrative personnel, FET, Aircell or Wi-Fi subscriptions, alcoholic and non-alcoholic beverages and snacks etc., and all other customary fees associated with charter flights), provided that in such instances where Set Jet may pay for such Additional Miscellaneous Costs incurred in connection with each such Charter Flight directly (with each respective third party provider), Set Jet will do so.
Jet Fuel Purchases and Costs:	Set Jet shall be solely responsible for all Jet Fuel Purchases and Costs incurred in connection with such Charter Flights provided, that Set Jet and Carrier shall mutually agree upon the jet fuel provider. Set Jet shall pay for all such fuel directly to the provider thereof.
Insurance Premiums:	An amount equal to the annual cost to maintain the insurance coverages required under the Lease (as such term is defined in the Aircraft Charter Agreement), which will be payable ten (10) days prior to any policy renewal date, and either in a lump sum payment or in monthly installments depending the insurance company’s payment requirements.

In the event Set Jet fails to make any payment required to be paid pursuant to the provisions set forth in this Agreement within four (4) calendar days of due date (herein after referred to as “Payment Due Date”), Carrier may suspend the services being provided to Set Jet and Set Jet shall pay Carrier, in addition to such payment, a late fee calculated at the rate of eighteen percent (18%) per annum on the unpaid balance of the past due payment from the Payment Due Date until such payment is paid. In no event shall the late fee percentage rate exceed the maximum permitted by law.

ACH Payment Instructions:

7.	General Terms and Conditions:

Set Jet and Carrier agree that the terms and conditions of Set Jet’s Member Terms and Conditions (attached hereto as Exhibit A), shall be deemed to be a part of this Charter Agreement. Carrier agrees that it shall use its commercially reasonable efforts to support and enforce such Terms and Conditions provided that at no time will Carrier act in a manner in its support or enforcement of such Terms and Conditions that are a deemed in Set Jet’s sole and absolute discretion, to be a violation of any Federal, State or Local Law or FAA or DOT regulations.

8.	Other Services and Related Costs:

Carrier agrees to allow Set Jet to provide for such Charter Flights, one (1) cabin hostess on each .such Charter Flight. The hiring of such cabin hostesses shall be Set Jet’s sole responsibility and shall be compensated at Set Jet’s sole expense. Such cabin hostesses shall serve alcoholic and non-alcoholic beverages and snack service (in-flight and on the ground) and other typical customer service functions typically associated with charter flights. Set Jet shall be solely responsible for providing such beverages and snacks and any all costs associated therewith. Carrier will recognize such person as a passenger.

Carrier agrees to allow Set Jet to provide for such Charter Flights, one (1) security marshal on each such Charter Flight. The hiring of such security marshal shall be Set Jet’s sole responsibility and shall be compensated at Set Jets sole expense. Such security marshals shall provide security (in-flight and on the ground) and other typical security related functions typically associated with flights. Carrier will recognize such person as a passenger.

Carrier agrees to allow Set Jet to provide exclusively for such Charter Flights, certain branding, advertising and licensing activities on each such Charter Flight. The branding, advertising and licensing activities shall be Set Jet’s sole responsibility and shall be provided at Set Jets sole expense. Such branding, advertising and licensing activities shall comply, in Carrier’s sole and absolute discretion, all Federal, State or Local Law or FAA or DOT regulations.

9.	Insurance:

It is acknowledged and agreed upon by the parties that Set Jet, at its sole expense, shall at all times during the Term of this Agreement and any Renewals, maintain an insurance policy with minimum liability coverage of One Hundred and Fifty Million Dollars ($150,000,000) with a AA or better rated casualty insurance company. Such insurance policy shall name Carrier as a named additional insured party.

10.	Indemnification:

Carrier hereby agrees to defend, indemnify and hold harmless Set Jet, its affiliates, subsidiaries, their directors, officers, employees and Set Jets (“Set Jet Indemnified Parties”) for, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind and character (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities) arising out of, or in connection with, (a) the willful misconduct or negligent acts or omissions of Carrier or anyone acting on Carrier’s behalf or, (b) any damage to the Aircraft caused by Carrier or its guests or its permittees, (c) any personal injury or property damage incurred by Carrier arising out of or related to Charter Flights, and/or (D) Carrier’s breach of its obligations under this Agreement. Notwithstanding the foregoing, in no event shall Carrier be liable for (a) incidental or consequential damages, direct or indirect, unless covered by Carrier’s insurance; or (b) force majeure damages. or any agreement related thereto.

Set Jet hereby agrees to defend, protect, indemnify and hold harmless Carrier, its affiliates, subsidiaries, their directors, officers, employees and Set Jets (“Carrier Indemnified Parties”) harmless for, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind and character (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities) solely arising out of, related to or in connection with, the willful misconduct or negligent acts or omissions of Set Jet or anyone acting on Set Jet’s behalf or Set Jet’s material breach of its obligations under this Agreement. Notwithstanding the foregoing, in no event shall Set Jet be liable for (a) incidental or consequential damages, direct or indirect, unless covered by Set Jet’s insurance; or (b) force majeure damages.

11.	Assignment:

This Agreement may not be assigned to another party by either party, either in whole or in part, with the prior written consent of the other. Any attempted assignment in contravention hereof shall null and void. However, either party may assign this Agreement to a wholly owned subsidiary or an entity which is affiliated with such party. Any such assignment shall in no way be construed as a release of the assignor’s obligations hereunder.

12.	Set Jet’s Default:

If Set Jet fails to pay any fees or other amount herein provided within fifteen (15) days after the same is due and payable, or if Set Jet fails to perform any other provisions of this Agreement within fifteen (15) days after Carrier shall have demanded in writing performance thereof, Carrier shall have the right but not obligation to:

(a)	immediately terminate this Agreement;

(b)	declare immediately due and payable all sums owed by Set Jet to Carrier under this Agreement;

(c)	pursue any other remedy now or hereafter existing at law or equity.

In the event Carrier takes any action pursuant to this Section 12, Carrier shall be entitled to recover from Set Jet its reasonable attorneys’ fees and expenses.

13.	Carrier’s Default:

In the event that Carrier fails to perform any of its obligations hereunder within fifteen (15) days after Set Jet shall have demanded in writing performance thereof, Set Jet shall have the right to immediately terminate this Agreement and to pursue any remedy now or hereafter existing at law or equity and Set Jet shall be entitled to recovered from Carrier any reasonable attorneys’ fees and expenses.

14.	Miscellaneous:

a.	Time is of the essence of this Agreement, and all terms, conditions and covenants contained herein.

b.	This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements between the parties, written or oral, with respect to the transactions hereby contemplated. There are no verbal understandings, agreements, representations or warranties between the parties which are not expressly herein set forth. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the parties hereto.

c.	This Agreement is subject to all rules and regulations, approvals and certifications of the FAA which now or hereafter may be imposed or required in connection with the use and operation of the Aircraft.

d.	Paragraph headings are for convenience only and shall have no bearing on the interpretation of any term or provision of this Agreement.

e.	In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

f.	This Agreement shall be construed in favor of a conclusion that operational control of the Aircraft, as that term is used in FAR Part 135, rests with Carrier on all FAR Part 135 charter flights including but not limited to such Charter Flights at all times during the Term and any Renewals of this Agreement.

g.	Nothing contained in this Agreement shall be regarded as creating any relationship (employer/employee, joint venture, partnership) between the parties other than as set forth herein. The parties shall be considered for all purposes as independent contractors, and neither shall be deemed the Set Jet of the other. Neither party shall at any time represent itself to be an employee of the other.

h.	This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior or independent agreements between the parties concerning the Aircraft.

1.	Subject to the terms and provisions of Section 6 of this Agreement, exclusive of any amounts previously owed between the parties, Set Jet shall have the option to terminate this Agreement in the event and to the extent that, for a period of two (2) weeks or more, use of the Aircraft is delayed or prevented, including grounding of the Aircraft or a severe curtailing of its operationalg1bility, by any cause reasonably beyond either party’s control, including but not limited to, acts of God, public enemies, war, terrorism, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or order of any governmental authority.

j.	No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive.

k.	This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument, and a facsimile or email of an original signature will be deemed an original.

1.	All indemnifications, representations and warranties shall survive the expiration or termination of this Agreement.

15.	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Should litigation between the parties arise in connection with this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorneys’ fees and expenses.

16.	Notices:

Any notices, requests and demands in connection with this Agreement shall be in writing, and shall be served either by personal delivery, registered or certified mail, postage prepaid, return receipt requested, or by fax, or email. Notices shall be delivered to:

Carrier:

MAINE AVIATION AIRCRAFT CHARTER, LLC

Attn: Mr. Allyn J. Caruso
1025 Westbrook Street
Portland International
Jetport Portland,
Maine 04102
[e-mail redacted]

Set Jet:

SET JET, LLC

Attn: Thomas P. Smith
15011 N 75th St

Scottsdale, AZ 85260

[e-mail redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Charter Agreement as of the date indicated in Section 1 above.

Set Jet:		Carrier:

Set Jet, LLC.,		Maine Aviation Aircraft Charter, LLC
acting as agent for the individual Members of Set Jet, LLC

By:	/s/ Thomas P. Smith	By:
Name:	Thomas P. Smith	Name:
Title:	CEO	Title: